Exhibit 14

Southwall Technologies Inc.

Code of Business Conduct and Ethics

General.

This Code of Business Conduct and Ethics applies all directors, officers and employees.

Principles and Ethics.

Each director, officer and employee will adhere to the following principles and responsibilities, which will govern his or her professional conduct and ethics:

    Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A "conflict of interest" will exist whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company;

    Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, and, in the case of the Chief Executive Officer and the Chief Financial Officer, review the annual and quarterly reports before certifying and filing them with the Securities and Exchange Commission (the "SEC");

    Comply with all applicable laws, rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

    Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting materials facts or allowing independent judgment to be subordinated;

    Respect the confidentiality of information (whether about the Company or any other person or entity) acquired in the course of business except when authorized or otherwise legally obligated to disclose the information and under no circumstance use such confidential information acquired in the course of business for personal advantage;

    Actively promote ethical behavior among the Company's employees and as a responsible partner with industry peers and associates;

    Maintain control over and responsibly manage all assets and resources of the Company employed by or entrusted to him or her by Company; and

    Comply with this Code and any other codes of business conduct or ethics of the Company.

Waivers.

There shall be no modification of, change to or, in the case of a director or officer, waiver of any part of this Code, except by a vote of the Company's Board of Directors (the "Board") or a duly authorized committee of the board. If a modification of, change to or, in the case of a director or officer, waiver of this Code is granted or made, then the notice of such modification, change or waiver shall be posted on the Company's website within five business days of the vote of the Board or committee of the Board or shall be disclosed otherwise as required by applicable law and/or Nasdaq or SEC rules or regulations, including on a Form 8-K. Any such notices posted on the Company website shall remain there for a period of at least 12 months and shall be retained in the Company's files as required by law.

Reporting Concerns or Violations.

Employees and directors who believe that illegal or unethical conduct by any director, officer or employee has occurred, is occurring or may reasonably be expected to occur, including any potential violations of this Code or any other codes of business conduct or ethics of the Company are expected and encouraged to report their concerns.

Directors and employees may report their concerns to [___________, the Human Resources Director of the Company or __________, a member of the Company's Audit Committee] (the "Reviewers"). Employees may submit reports on a confidential and anonymous basis through [a telephone hotline, e-mail or regular mail] as follows:

[Contact Information.]

Even if an employee submits a concern other than anonymously, the Company will endeavor to protect the privacy and confidentiality of that employee to the extent reasonably possible. In any event, no employee will be penalized for reporting a concern (unless that employee is found to have knowingly and willfully made a false report).

Treatment of Reports

Upon receipt of a report of a concern or violation, the individual receiving the report will promptly deliver a written copy or summary of the report to each other Reviewer [and to each member or the Audit Committee].

A report of the investigation will be provided to the Board and action will be taken, as appropriate.

Violations.

Any director, officer or employee who violates the standards of this Code shall be subject to disciplinary action, up to and including removal from the Board or termination of employment.

Acknowledgment.

Each director, officer and employee shall be required to sign an acknowledgment with respect to this Code in the form attached hereto as Exhibit A.

Exhibit A

Southwall Technologies Inc.

Acknowledgment

of

Code of Business Conduct and Ethics

To: Southwall Technologies Inc. Board of Directors

The undersigned hereby certifies and acknowledges that he or she:

(1) has read and understands the Company's Code of Business Conduct and Ethics; and

(2) affirms and agrees to comply with such Code.

Date: _________________________ ____________________________________

Name:

Title: